IndexIQ Active ETF Trust N-CSR

EX-99.CODE ETH

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Sarbanes-Oxley Certifications and Evaluations Procedures

Background. The Sarbanes-Oxley Act (the “Act”), adopted by Congress in July 2002, imposes requirements on registered investment companies designed to ensure the integrity, accuracy and completeness of the Securities Exchange Commission (“SEC”) filings and periodic reports. Under the final rules adopted by the SEC pursuant to Section 302 of the Act, the principal executive officer (the “Chief Executive Officer”) and principal financial officer (the “Treasurer”) of each investment company is required to certify semi-annual and annual reports filed under the 1934 Act (the “1934 Act”) and to file certifications (the “Certifications”) with its semi-annual and annual reports on Form N-CSR (the “Report” or “Reports”).

As part of the Certification, the Chief Executive Officer and Principal Financial Officer must certify that they have designed “disclosure controls and procedures to ensure that material information relating to the investment company, including its consolidated subsidiaries, is made known to them by others within those entities, particularly during the time the [R]eports are being made.” Furthermore, the Chief Executive Officer and Principal Financial Officer must also certify that they have “evaluated the effectiveness of the investment company’s controls and procedures,” disclosed any deficiencies in such controls or procedures to the investment company’s auditors and audit committee and taken various other measures.

To implement this requirement for investment companies, the SEC amended Rule 30b2-1 (the “Rule”) under the 1940 Act (the “1940 Act”) to require the filing of a Form N-CSR (i.e. a certified shareholder report) containing (i) a copy of any required shareholder report, (ii) additional information regarding disclosure controls and procedures (pursuant to Rule 30a-2 of the 1940 Act), and (iii) the certification required by Section 302 of the Act.

Purpose of Procedures. The Trusts are committed to meeting the obligations and duties under applicable law, including requirements under the Act, the 1940 Act, and the 1934 Act. The Trusts are adopting these Sarbanes-Oxley Certifications and Evaluations Procedures (the “SOX Procedures”) to comply with the applicable law and regulations, ensure accurate and complete disclosures in the Reports, and enable the Trusts’ Chief Executive Officer and Principal Financial Officer to make the required Certifications.

I.	Periodic Review of SOX Procedures

A.	Policy

The Trusts recognize the importance of maintaining investor confidence in the integrity of their financial statements. It is the policy of the Trusts to prepare their financial statements and other periodic reports in a manner consistent with applicable laws and regulations and to take the necessary steps to ensure that service providers to the Trusts comply with these laws and regulations in their performance of services for the Trusts.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

B.	SOX Procedures

In order to implement the certification requirement under the Sarbanes-Oxley Act of 2002, the SEC adopted Rules 13a-15 and 15d-15 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require registered investment companies to adopt disclosure controls and procedures. The Trusts are adopting these SOX Procedures which are designed to ensure that the financial and non-financial information required to be disclosed by the Trusts in certain periodic reports is recorded, processed, summarized and reported within the requisite time periods.

The effectiveness of the controls and Procedures shall be evaluated, within 90 days prior to filing any Report, to ensure that information required to be disclosed in each Report is recorded, processed, summarized, and reported within SEC timeframes and that such information is accumulated and communicated to portfolio management, as appropriate, to permit timely and appropriate decisions regarding the required disclosures to be made. The Principal Financial Officer will arrange one or more meetings with the Administrator, which is responsible for the preparation of the Reports, to evaluate the effectiveness of the controls and to discuss the Administrator’s internal control over financial reporting. The meeting(s) may be conducted by telephone. The Principal Financial Officer will ensure that the periodic reviews are conducted as frequently as needed to satisfy the “90 day” requirement, and that the evaluation process is adequately documented.

C.	Disclosure Controls and Procedures Committee

The Disclosure Controls and Procedures Committee, comprised of the Trust’s Principal Financial Officer, a representative of legal/compliance, a representative of the Distributor, and representatives of the Administrator, will meet on an at least semi-annual basis to ensure that information required to be disclosed in the Reports is recorded, processed, summarized and reported with the time periods required.

The Adviser shall report to the Trusts’ Board of Trustees whenever the Board so requests.

II.	Preparation of Reports

A.	The Administrator will use its best efforts to complete the initial draft of each Report within 30 days after the end of the reporting period.

B.	The Administrator will then circulate the initial draft Report to the representative(s) of the Administrator who are directly involved in each Portfolio’s financial calculations and creation of the draft of the Report. If necessary, IndexIQ Advisors LLC (“IndexIQ” or “Adviser”) will consult with counsel and the auditors regarding any event that may require disclosure and/or SEC reporting requirements. Corrections, additions and changes to the draft Report will be made by the Administrator.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

III.	Sub-Certifications

A.	The Administrator will obtain and deliver to the Trust a sub-certification from a manager at the Administrator with respect to the information provided by the Administrator. If each representative cannot give each of the assurances set forth in the certificate, corrective actions will be taken by the Administrator as appropriate. The Administrator shall issue a sub-certification to the Chief Executive and Principal Financial officers of the Trust stating that the information contained in the Form N-CSR is accurate and complete.

B.	Each subadviser will complete a sub-certification stating that the information contained in Form N-CSR is accurate and complete (see Exhibit A).

C.	Prior to filing the N-CSR with the SEC under the Exchange Act, IndexIQ- shall obtain certifications from the Principal Financial Officer with responsibility for disclosure matters and the principal compliance officer of the Trusts and such other officers and employees of the Trust and its investment adviser, as may be deemed appropriate by IndexIQ, in consultation with the principal executive and financial officers of the Trust, that they have each reviewed the N-CSR filing and are not aware of any material misstatements or omissions contained in the report.

IV.	Review by Counsel and Auditors

Following the receipt of the Sub-Certifications, discussed above, and with regard to each series of the Trusts to which the Report relates, the Principal Financial Officer will then circulate the revised draft for review and comment to the Trusts’ legal counsel and, if the Report is audited, to the Trusts’ auditors. Corrections, additions and changes to the draft Report will be made by the Administrator.

V.	Disclosure to Auditors and Audit Committee.

If the Chief Executive Officer or Principal Financial Officer has knowledge of:

A.	Any significant deficiencies in the design or operation of the Trusts’ internal control over financial reporting which could adversely affect the Trusts’ ability to record, process, summarize, and report financial data and identify for the Trusts’ auditors any material weakness in the internal control over financial reporting; or

B.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Trusts’ internal control over financial reporting; he or she will report this to the Trusts’ audit committee and outside auditors as soon as practicable.

The report may be made by telephone, in writing, or during an audit committee meeting, and is required only if the Chief Executive Officer/President or Principal Financial Officer has relevant information to disclose.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

VI.	Procedures to be followed in Connection with Preparation of the N-CSR and Financial Statements.

A.	The Trusts’ Principal Financial Officer and the/Administrator are responsible for ensuring that a timeline has been prepared for each SEC filing and for monitoring that compliance with deadlines and that reports are filed on a timely basis with the SEC.

B.	Within 90 days prior to filing Form N-CSR, or other periodic reports of the Trust, the IndexIQ shall evaluate, under the supervision and with the participation of representatives of the Trusts’ investment adviser, the effectiveness and the design and operation of these SOX Procedures.

C.	Drafts of the financial statements are circulated to the appropriate personnel of the Trusts’ auditor for a detailed review by the auditor of the financial statements and other information contained in the filing. In addition, the Trusts’ officers or other staff shall meet on at least a semi-annual basis with the Trust's auditor to review financial results and any potential disclosure matters.

D.	IndexIQ and Fund counsel, if necessary, will review the Reports. All significant comments are to be given to the Trusts’ Principal Financial Officer and the Administrator.

VII.	Final Review of Report by the Chief Executive Officer and Principal Financial Officer

The Chief Executive Officer/President and Principal Financial Officer will review the Report to ensure the following:

A.	Based on the knowledge of the Chief Executive Officer/President and the Principal Financial Officer, the Report does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Report;

B.	Based on the knowledge of the Chief Executive Officer/President and the Principal Financial Officer, the financial information included in the Report, and the financial statements on which the financial information is based, fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows (if the financial statements are required to include a statement of cash flows) of the Trusts as of, and for, the periods presented in the report; and

C.	The Chief Executive Officer/President and the Principal Financial Officer have indicated in the Report whether or not there were significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting subsequent to the date of their most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

At least annually, the Adviser, Administrator and other key personnel will:

●	Review each Trust’s Annual Report to Shareholders and any reports filed with the SEC during that annual period and determine whether such reports provide investors with a materially accurate and complete picture of the Trusts’ financial condition.

●	Evaluate the effectiveness of the SOX Procedures.

●	Confirm that any significant deficiencies in the design and operation of internal controls and any fraud involving management or other employees of the Trust who have a significant role in the internal controls have been disclosed to the Trust's auditor and the Audit Committee.

VIII.	Documentation

1.	The Trusts’ Chief Executive and Principal Financial Officers shall evaluate the effectiveness of the Trusts’ SOX Procedures prior to the filing of the N-CSR.

2.	A copy of these SOX Procedures, and any modifications thereof, shall be maintained in the records of the Trusts for a period of five years.

IX.	Financial Expert Questionnaire

Pursuant to the Sarbanes-Oxley Act of 2002, each investment company must disclose to the SEC whether there is at least one “financial expert” on its Audit Committee. An audit committee financial expert must have experience working directly and closely with financial statements. The experience must provide familiarity with the contents of financial statements and the process behind them. The person must be well prepared to diligently question management and the company’s auditors about the company’s financial statements.

X.	Senior Officer Code of Ethics

The Code of Ethics for Senior Officers (this “Code”) (attached as Appendix A) for the Trusts applies to the Trusts’ Chief Executive Officer and Principal Financial Officer (the “Covered Officers” for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that the Trusts files with, or submits to, the SEC and in other public communications made by the Trusts;

●	compliance with applicable laws and governmental rules and regulations;

●	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

IndexIQ ETF Trust

IndexIQ Active ETF Trust

●	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Revised June 2023

Assessed December 2022

Responsible Parties: Administrator, IndexIQ Fund Operations, Legal, Investments Compliance

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Appendix A

CODE OF ETHICS FOR SENIOR OFFICERS

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Preamble

Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of an investment company’s code of ethics applicable to the company’s principal executive as well as principal financial officers, if such a code has been adopted. In response, IndexIQ ETF Trust and the IndexIQ Active ETF Trust (the “Trusts”) has adopted this Code of Ethics (the “Code”).

Statement of Policy

It is the obligation of the senior officers of the Trusts to provide full, fair, timely and comprehensible disclosure--financial and otherwise--to Trust shareholders, regulatory authorities and the general public. In fulfilling that obligation, senior officers must act ethically, honestly and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Trusts in senior officer positions. No Code of Ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information Trusts shareholders have a right to expect.

The purpose of this Code of Ethics is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Trusts, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Trusts and the Advisor has adopted or may adopt in the future with which Trust officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

Covered Persons

This Code of Ethics applies to those persons appointed by the Trust’s Board of Trustees as Chief Executive Officer, President, Principal Financial Officer and Treasurer, or persons performing similar functions.

Promotion of Honest and Ethical Conduct

In serving as an officer of the Trusts, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Trusts, whether directly or indirectly, to do the same.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Each Covered Person understands that as an officer of the Trusts, he or she has a duty to act in the best interests of the Trusts and their shareholders. The interests of the Covered Person’s personal interests should not be allowed to compromise the Covered Person from fulfilling his duties as an officer of the Trusts.

If a Covered Person believes that his or her personal interests are likely to materially compromise his objectivity or his ability to perform the duties of his role as an officer of the Trusts, he should consult with the Trust’s chief legal officer or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Trustees of the Trust or a committee thereof.

No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to a Trust give a gift or an economic benefit of any kind to him in connection with the person’s retention or the provision of services.

Promotion of Full, Fair, Accurate, Timely and Understandable Disclosure

No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Trust’s shareholders. No Covered Person shall conceal or fail to disclose information within the Covered Person’s possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Trust’s counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over, and shall assist, Trusts service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his or her best efforts within his or her area of expertise to assure that Trusts reports reveal, rather than conceal, the Trust’s financial condition.

Each Covered Person shall seek to obtain additional resources if he or she believes that available resources are inadequate to enable the Trusts to provide full, fair and accurate financial information and other disclosure to regulators and Trusts shareholders.

Each Covered Person shall inquire of other Trusts officers and service providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

Each Covered Person shall diligently perform his services to the Trusts, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Promotion of Compliance with Applicable Government Laws, Rules and Regulations

Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Trust and its operations and shall act with competence and due care in serving as an officer of the Trusts. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Trusts.

Each Covered Person shall cooperate with the Trust’s independent auditors, regulatory agencies and internal auditors in their review or inspection of the Trusts and their operations.

No Covered Person shall knowingly violate any law or regulation relating to the Trusts or their operations or seek to illegally circumvent any such law or regulation.

No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit or misrepresentation involving the Trusts or their operations.

Promoting Prompt Internal Reporting of Violations

Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the Audit Committee.

Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Audit Committee. All waivers and amendments shall be disclosed as required by law.

Sanctions

Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension or termination of position as an officer of the Trust. Sanctions shall be imposed by the Audit Committee, subject to review by the entire Board of Trustees.

Each Covered Person shall be required to certify annually whether he or she has complied with this Code.

IndexIQ ETF Trust

IndexIQ Active ETF Trust

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Trust’s senior officers in the conduct of the Trust’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Recordkeeping

The Trusts will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board (1) that provided the basis for any amendment or waiver to this Code and (2) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Amendments

The Trustees will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.

June 2023

IndexIQ ETF Trust

IndexIQ Active ETF Trust

CODE OF ETHICS FOR SENIOR OFFICERS

I HEREBY CERTIFY THAT:

(1)	I have read and I understand the Code of Ethics for Senior Officers adopted by IndexIQ ETF Trust and the IndexIQ Active ETF Trust (the “Code of Ethics”);
(2)	I recognize that I am subject to the Code of Ethics;
(3)	I have complied with the requirements of the Code of Ethics during the period year ended ___________; and
(4)	I have reported all violations of the Code of Ethics required to be reported pursuant to the requirements of the Code during the period ended ____________.

Set forth below exceptions to items (3) and (4), if any:

Name:
Date:

IndexIQ ETF Trust

IndexIQ Active ETF Trust

Exhibit A

FORM of SubAdvisor Certification

Under the terms of an agreement with IndexIQ Advisors LLC (the “Advisor”), ___________ (the “Subadvisor”) serves as subadvisor with respect to the ________________________ (the “Fund”) a fund within the IndexIQ Active ETF Trust. In connection with its duties as a subadvisor to the Fund, the Subadvisor provides certain information to the Trust or its agents, which the Trust utilize to prepare financial statements and shareholder reports for the Funds. Although it provides certain information with respect to the Funds’ portfolio trading and valuation, the Subadvisor does not serve as custodian, portfolio accounting agent, or pricing agent on behalf of the Fund and does not maintain the books and records that are required of the Fund by applicable law and regulations.

In its role as a subadvisor to the Fund, and only with respect to that portion of the Funds’ assets that the Subadvisor managed during the reporting period ended _______________ (the “Reporting Period”), the Subadvisor hereby certifies to the Trust in connection with the preparation of the Funds’ semi-annual report for the Reporting Period (the “Reports”) that will include financial information for the Reporting Period, as follows:

1.	The Subadvisor has established and maintains internal control over financial reporting reasonably designed to ensure the accurate communication of trade data to each Trust or its agents.

2.	To the best of the Subadvisor’s knowledge, any discrepancy between the Subadvisor’s records with respect to the Funds’ holdings and the records of the Funds with respect thereto as of the end of the Reporting Period were reported to the Manager or appropriate Trust agent and reconciled.

3.	The Subadvisor has reviewed the material in the section of the Reports relating to the Funds under the caption “Portfolio of Investments” (the “Holdings Data”).

4.	The Subadvisor has reviewed the material in the section of the Reports relating to the Funds under the caption “Portfolio Management Discussion and Analysis” (the “Portfolio Commentary”).

5.	To the best of the Subadvisor’s knowledge, the Holdings Data and Portfolio Commentary do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made misleading.

6.	The Subadvisor has managed the Funds in accordance with the terms of the Registration Statement and all applicable policies and procedures of the Funds.

7.	The Subadvisor has established and maintains disclosure controls and procedures with respect to the Subadvisor’s investment advisory services to the Funds (“Disclosure Controls and Procedures”) and has:

IndexIQ ETF Trust

IndexIQ Active ETF Trust

a.	Designed such Disclosure Controls and Procedures to ensure that material information relating to the Funds for which the Subadvisor is responsible is made known to appropriate Manager or Trust personnel in a timely manner;

b.	Evaluated the effectiveness of the Disclosure Controls and Procedures as of a date within 90 days prior to the filing date of the Report (the (“Evaluation Date”); and Disclosed below any change in the Subadvisor’s Internal Control over Financial Reporting that occurred during the Funds’ most recent Reporting Period that has materially affected, or is reasonably likely to materially affect, the Subadvisor’s Internal Control over Financial Reporting with respect to the Funds.

8.	The Subadvisor has disclosed to appropriate Advisor personnel:

a.	All significant deficiencies and material weaknesses in the design or operation of the Subadvisor’s Internal Control over Financial Reporting which are reasonably likely to adversely affect the Subadvisor’s ability to record, process, summarize, and report financial information within the scope of the Subadvisor’s investment advisory services to the Funds; and

b.	Any fraud of which it is aware, whether or not material, that affects the Funds and that involves the Subadvisor’s management or other employees who have a significant role in the Subadvisor’s Internal Control over Financial Reporting with respect to the Funds.

The Subadvisor (a) acknowledges that the Trusts will rely in part on this certification to enable officers of the Trust who also serve as the principal executive officer and principal financial officer of the Funds to certify the Report on Form N-CSR, as required under the Sarbanes-Oxley Act and (b) states that, subsequent to the end of the Reporting Period, it has not become aware of any facts or information that would indicate that the information covered by this certification is no longer complete and accurate.

By:

Name:

Title:

Date: